 Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-222598

Supplement No. 1 to Prospectus Supplement Dated April 13, 2018

Dated: April 30, 2021

STATE OF ISRAEL

Floating Rate Libor Bonds (Sixteenth Series)

Effective as of May 1, 2021, the aggregate principal amount of the Floating Rate Libor Bonds (Sixteenth Series) offered under this prospectus has been decreased to $320,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $300,800,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $19,200,000 and before expenses estimated at $65,000.